Exhibit 16.1

Ernst & Young LLP 200 Clarendon Street Boston, MA 02116
www.ey.com

January 7, 2014

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 31, 2013, of Avid Technology, Inc. and are in agreement with the statements contained in the first, second, third and fifth paragraphs of Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP